Exhibit 99.3

THE ROYSTON ACQUISITION

Acquisition Terms

On February 20, 2026, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SRR Holdings, Inc., a Delaware corporation (“Royston”), pursuant to which LSI Industries Inc. (“LSI” or the “Company”) through a wholly-owned subsidiary, Rhino Acquisition Company, Inc., a Delaware corporation (“Merger Sub”), agreed to merge with and into Royston, with Royston surviving (the “Merger”). The Merger Agreement provides for an aggregate purchase price of $325 million, subject to a working capital adjustment, with $320 million of the purchase price payable in cash at closing and the remaining $5 million payable in the issuance of the Company’s common stock, valued as of the closing price of the Company’s common stock on February 19, 2026. The completion of the Merger is subject to various closing conditions, including (a) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (b) the absence of any applicable order (whether temporary, preliminary or permanent) in effect which prohibits the consummation of the Merger; and (c) the absence of a Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement. The transaction is expected to close in the third quarter of LSI’s 2026 fiscal year.

Financing the Acquisition

LSI intends to finance the acquisition of Royston through proceeds from a public offering of the Company’s common stock and a credit facility (the “Credit Facility”) with PNC Capital Markets LLC and PNC Bank, National Association (together, “PNC”), which will be amended to increase the amount available under the Credit Facility to $425 million pursuant to that certain Senior Secured Credit Facility Commitment Letter, dated January 21, 2026 between PNC and LSI. The consummation of the Merger is not subject to any financing condition.

Royston

Royston is a leading U.S.-based designer and manufacturer of cabinetry and store fixtures, refrigerated and heated cases, and signage for multiple end markets. Royston’s customer base spans across large, attractive end-markets of convenience, grocery and gas stations.

Royston offers the following differentiated solutions: (i) customized cabinetry and store fixture offerings targeted for the store perimeter versus standardized shelving for center aisles; (ii) exterior, interior and other signage offerings, scaled with national and regional customers; (iii) refrigerated and heated grab-and-go cases for the store perimeter; and (iv) complementary support services and international sourcing strategies utilized to support all business segments and solution categories.

Royston operates out of five strategically located operational facilities with approximately 780,000 production square footage with nearly 900 employees. Royston brings an experienced management team that we believe will lead Royston’s next stage of growth through the acquisition.

Transaction Rationale

As part of our Fast Forward value creation strategy, the Company remains focused on accelerating profitable growth through organic expansion, vertical market penetration, and strategic acquisitions to achieve long-term financial targets by fiscal year 2028. We believe the acquisition of Royston directly advances this strategy by meaningfully increasing scale, enhancing margin profile, and positioning the combined company to reach or exceed those targets ahead of plan.

The acquisition of Royston strengthens our strategic position as a “one-stop-shop” solutions provider, enabling the Company to serve as a single-source partner capable of delivering comprehensive lighting, display, and sign solutions. Royston brings a complementary mix of overlapping and unique products that broadens LSI’s overall offerings across both existing and greenfield categories, with particular growth opportunities in underrepresented product lines including refrigerated, millwork, and metal displays. Royston will operate in the Company’s same core verticals while significantly expanding the Company’s domestic manufacturing footprint to 23 combined facilities across the United States. From a financial perspective, the acquisition is accretive to adjusted EBITDA margin, with a pro forma increase of 150 basis points, and is expected to deliver meaningful cost synergies post-closing through enhanced cross-selling opportunities as well as increased raw materials procurement leverage.

The transaction also leverages the combined strength of LSI and Royston, two highly-respected, industry-leading brands, both of which are well-recognized in the market. In addition, the acquisition of Royston is expected to result in minimal customer overlap, as Royston’s top customers in refueling, convenience store, and grocery segments complement rather than compete with LSI’s existing client base, thereby expanding the Company’s market position and reach with large accounts while maintaining no greater than 40% revenue concentration for the top three customers in major categories. On a pro forma basis following the closing of the Merger, the combined company’s vertical market exposure is expected to be led by Refueling and Convenience Stores at 39%, followed by Grocery at 16%, and Commercial/Industrial and Retail at 13%. The remaining market mix is expected to be comprised of Other at 15% and Quick-Service Restaurants and Parking each at 8%, reflecting a diversified revenue base across end markets. Finally, to ensure continuity and alignment, the Royston leadership team will be fully retained, with 100% leadership retention expected to drive beneficial complementary workplace cultures, a customer-centric focus, and meaningful commercial growth.